EXHIBIT 23.4

[LETTERHEAD OF FROST & SULLIVAN]

Kent Couling
Morgan Stanley | Investment Banking Division
2725 Sand Hill Road | Suite 200 | Floor 02
Menlo Park, CA 94025

To whom it may concern:	November 12, 2004

We consent to the use in this Registration Statement of Stentor, Inc. on Form S-1 of information derived from our Market Research Report regarding the PACS industry appearing in the Prospectus, which is part of this Registration Statement. We also consent to the references to us in the Prospectus.

Sincerely,

/s/ Antonio Garcia

Antonio Garcia
Industry Analyst – Medical Imaging
Frost and Sullivan
7550 IH 10 W, Suite 400
San Antonio, TX 78229